IN THE SUPERIOR COURT OF GWINNETT COUNTY
STATE OF GEORGIA
GWINNETT COUNTY, GEORGIA,	)
)
Condemnor,	)	CIVIL ACTION
)
v.	)	FILE NO. 07A-00705-2
)
SPEEDEMISSIONS, INC., GCA	)
STRATEGIC INVESTMENT FUND	)
LIMITED d/b/a/ GLOBAL CAPITAL	)
ADVISORS, LTD., 11,634.05 sf of	)
required right of way, 6,579.67 sf of	)

permanent construction easement, 1,025.07 )
sf of temporary driveway easement, )
)
Condemnees. )

FINAL CONSENT ORDER AND JUDGMENT

It appearing to the Court that a condemnation petition having been filed in the instant action on January 24, 2007, and the parties having agreed to the total just and adequate compensation due the Condemnee for all rights sought.

IT IS HEREBY ORDERED AND ADJUDGED that the total just and adequate compensation to be received by the Condemnee for all property rights sought totals Three Hundred and Thirty Thousand and No/100ths ($330,000.00). This sum represents the sum total of just and adequate compensation including but not limited to the fair market value of the acquisition of land in fee simple and certain easement rights, consequential damages, any and all additional claims, any claim for damages, litigation expenses or attorneys fees, for any and all interests of Condemnee in the property acquired by the Condemnor, or for any other claims, causes of action, or rights that Condemnee may have against the Condemnor as a result of this acquisition by the Condemnor. Accordingly, JUDGMENT is hereby ENTERED in favor of Condemnee Speedemissions, Inc. in the amount of $330,000.00, and Condemnor is hereby ORDERED to deposit into the registry of Gwinnett County Superior Court the sum of $120,400.00 (the difference between the total just and adequate compensation listed above and the $209,600.00 initial pay in) on or before September 26, 2008. In the event the Condemnor fails to pay the additional $120,400.00 on or by September 26, 2008, interest shall thereafter accrue on this portion of the judgment at the rate provided by O.C.G.A. 7-4-12. Upon receipt of said funds, the Gwinnett County Superior Court Clerk is ordered to disburse immediately the funds in its possession, together with all applicable interest, payable to "Burr & Forman, LLP, and deliver a check for said funds to William C. Collins, Jr., Burr & Forman, LLP, Suite 1100, 171 17th Street, N.W., Atlanta, Georgia 30363. Upon disbursement of said funds and all interest accrued thereon, the Condemnee's Notice of Appeal shall be dismissed and the file closed.

SO ORDERED this 2nd day of September, 2008.

/s/ Debra K. Turner

HONORABLE DEBRA K. TURNER

Gwinnett County Superior Court

Prepared by:

CAROTHERS & MITCHELL, LLC

/s/ Amy B. Cowan

Thomas M. Mitchell, Esq.

Georgia Bar No. 513597

Amy B. Cowan, Esq.

Georgia Bar No. 159003

Attorney for Condemnor

278 West Main Street

Buford, GA 30518

(770) 932-3552

Consented to by:

BURR & FORMAN, LLP

/s/ William C. Collins, Jr.

William C. Collins, Jr., Esq.

(Signed with express permission by Amy B. Cowan)

Georgia Bar No. 178847

John Michael Kearns

Georgia Bar No. 142438

Attorneys for Condemnee

171 Seventeenth St., NW

Suite 1100

Atlanta, GA 30363

(404) 815-3000